                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                        SMART MODULAR TECHNOLOGIES, INC.



           Ajay Shah and Lata Krishnan hereby certify that:

           1. They are the President and the Secretary, respectively, of SMART Modular Technologies, Inc., a California corporation (the "Corporation").

           2. The Articles of Incorporation of this Corporation are hereby amended and restated in full to read as follows:

                                        I

           The name of this corporation is SMART Modular Technologies, Inc.

                                       II

           The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

           The purpose is authorized to issue two classes of shares of stock which shall be designated, respectively, "Common" and "Preferred." The total number of shares that this corporation is authorized to issue is two hundred thirty million (230,000,000) shares. The number of shares of Common Stock authorized is two hundred million (200,000,000) shares, no par value. The number of shares of Preferred Stock authorized is thirty million (30,000,000) shares, no par value.

           The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to fix the number of shares of any series of the Preferred Stock and to determine or alter the rights, preferences, privileges, restrictions and designation granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV

           A. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

           B. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) of the corporation through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation or its shareholders.

           C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right of indemnification or limitation of liability of an agent of the corporation relating to act or omissions occurring prior to such repeal or modification.

           3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.

           4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the time such shareholder vote was taken, the total number of outstanding shares of Common Stock of the Corporation was 42,603,812 and there were no outstanding shares of Preferred Stock of the Corporation. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of all outstanding shares.

           The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to their own knowledge.

           Executed on March 27, 1998 at Fremont, California.


                                                  /s/ Ajay Shah
                                                  ------------------------------
                                                  Ajay Shah, President


                                                  /s/ Lata Krishnan
                                                  ------------------------------
                                                  Lata Krishnan, Secretary



                                      -2-